EXHIBIT 10.28

ALLOY, INC.

DIRECTOR COMPENSATION POLICY

Our non-employee directors, other than Mr. Samuel A. Gradess, our former Executive Vice President, receive the compensation set forth below for their service on the Board of Directors. We also reimburse all non-employee directors for their reasonable out-of-pocket expenses in connection with their service on the Board of Directors. Directors who are also employed by us do not receive any additional compensation for their service on the Board of Directors.

BOARD MEMBER COMPENSATION

Retainer:	$6,000 per quarter

Board Meeting Attendance:	$1,000 per meeting (in person or via teleconference)

Lead Independent Director Fee:	$35,000 per year

COMMITTEE COMPENSATION

Standing Committee Retainer:	$2,000 per quarter

Standing Committee Chairperson Retainer:	$1,500 per quarter

EQUITY COMPENSATION

Upon Initial Appointment or Election to the Board:	1,250 options, which vest equally over four years on the anniversary of the date of grant

Each February 1st:	$50,000 worth of restricted stock, subject to repurchase by the Company in the event the recipient ceases to serve on the Board, with such repurchase right lapsing equally over three years on the anniversary of the date of grant

In lieu of the compensation described above, we pay Samuel A. Gradess $25,000 per fiscal quarter during which he serves on the Board of Directors. In addition, we have agreed to pay Mr. Gradess’ healthcare benefits under COBRA from his resignation as our Executive Vice President on February 1, 2006 until such time as Mr. Gradess makes alternative arrangements or his COBRA coverage expires on August 1, 2007. We also make available to Mr. Gradess an office and certain office services.